Exhibit 3.22

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION

OF

OXY WILMINGTON, LLC

Pursuant to Section 18-202 of the Delaware Limited Liability Company Act, the undersigned limited liability company desires to amend its certificate of formation and for that purpose submits the following certificate of amendment.

1. The name of the limited liability company is “OXY Wilmington, LLC”.

2. The Certificate of Formation of the limited liability company is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST. The name of the limited liability company (hereinafter called the         “limited liability company”) is California Resources Wilmington, LLC.”

Executed on November 4, 2014

By:     /s/ Michael L. Preston
    Michael L. Preston, Executive Vice President,
General Counsel and Corporate Secretary